                                                 EXHIBIT 5.1

                                                        June 5, 1997

Gynecare, Inc.
235 Constitution Drive
Menlo Park, California 94025

    RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined (i) the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Gynecare, Inc., a Delaware corporation (the "Company" or "you"), with the Securities and Exchange Commission on or about June 5, 1997 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 700,000 shares of Common Stock reserved for issuance upon exercise of options granted or to be granted under the Company's 1994 Stock Plan (the "Stock Plan") and (ii) the Prospectus dated June 5, 1997, that relates to the Stock Plan and to such Registration Statement pursuant to Rule 428(a)(1) promulgated under the Act (the "Prospectus"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Company under the Stock Plan.

         It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken, by you prior to the issuance of the Shares pursuant to the Registration Statement, the Prospectus and the Stock Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, the Prospectus and any subsequent amendment thereto.

                                  Very truly yours,

                                  WILSON, SONSINI, GOODRICH & ROSATI
                                  Professional Corporation


                                  /s/WILSON SONSINI GOODRICH & ROSATI